Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Hudson Highland Group, Inc.
New York, New York

We hereby consent to the incorporation by reference in this Prospectus constituting a part of this Registration Statement of our reports dated March 8, 2005, relating to the consolidated financial statements, the effectiveness of Hudson Highland Group, Inc.‘s internal control over financial reporting and the schedule of Hudson Highland Group, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Seidman, LLP
New York, New York

April 12, 2005